Exhibit 10.1

Verigy US Inc. 10100 N. Tantau Cupertino, CA 95014-2540 408 864 2900 telephone www.verigy.com

November 17, 2009

Robert J. Nikl

c/o Verigy US Inc.

10100 N. Tantau Ave.

Cupertino, CA 95014

Dear Bob,

This letter confirms the modification of your terms of employment as it relates to relocation benefits and potential early termination of your monthly living allowance.

Pursuant to the letter agreement between Verigy US, Inc. and yourself dated October 1, 2007, Verigy agreed to pay you a living allowance of approximately $3,295 per month after taxes until the earlier of: (i) 30 months from commencement; (ii) such date as you no longer lease an apartment near Verigy’s Cupertino office; or (iii) the date of your termination of employment with Verigy for any reason (the “Living Allowance Termination Date”).

Verigy understands that you have decided to relocate to the local area. In support of this move, and provided that you complete the purchase of a residence in Cupertino or surrounding area on or before April 30, 2010, Verigy agrees to pay you a lump sum gross amount of ONE HUNDRED EIGHTY THOUSAND DOLLARS ($180,000), less applicable withholding taxes, to cover costs associated with your relocation (the “Relocation Benefit”). Verigy’s obligation to pay the Relocation Benefit will be contingent upon you being employed by Verigy at the date that you purchase your new residence and the purchase being completed on or before April 30, 2010. Payment of the Relocation Benefit will be triggered by you providing appropriate documents confirming your purchase of a new residence in the Cupertino area before April 30, 2010, and the Relocation Benefit will be paid promptly thereafter (the date of payment is referred to as the “Payment Date”). You should consult your tax advisors for information on the tax implications of the Relocation Benefit to you.

You agree that if your employment with the company terminates on or before the third anniversary of the Payment Date, other than as a result of a Termination Event (as defined in that certain Second Amended and Restated Severance Agreement by and between you and Verigy Ltd.), you will reimburse Verigy for a pro rated portion of the Relocation Benefit. The reimbursement obligation will decline on a pro rated basis at the rate of 1/36th of the Relocation Benefit for each full month that elapses between the Payment Date and your termination date. You acknowledge that this Agreement does not constitute an obligation on the part of Verigy to employ you for any period of time and does not change the at-will nature of your employment with Verigy. Verigy acknowledges that any such reimbursement of the Relocation Benefit paid by you will be reflected as a reduction of your gross income in the year of repayment.

November 17, 2009

If you have not purchased a new residence in the Cupertino or surrounding area on or before April 30, 2010, this Agreement, and Verigy’s offer to pay the Relocation Benefit will expire. Verigy agrees to continue to pay your monthly living allowance until the earlier to occur of (i) the Payment Date or (ii) the Living Allowance Termination Date.

Please note your acceptance of the terms described above by countersigning a copy of this letter and returning it to me.

Regards,	Agreed & Accepted:

/s/ Kristen Robinson	/s/ Robert J. Nikl
Kristen Robinson	Robert J. Nikl
VP Human Resources	Chief Financial Officer
November 17, 2009